Exhibit 3.7(b)

ARTICLES OF AMENDMENT
TO
ARTICLES OF ORGANIZATION
OF
LGI HOMES AZ CONSTRUCTION, LLC
(an Arizona limited liability Company)

1.	Name. The name of the limited liability company is LGI HOMES AZ CONSTRUCTION, LLC (“the Company”)

2.	Filing Date. The Company’s Articles of Organization was filed with the Arizona Corporation Commission on October 3, 2011 at File Number L-1711496-6.

3.	Amendment. Article 9 of the Company’s Articles of Organization is hereby deleted in its entirety.

4.	No Further Modifications. Except as set forth in these Articles of Amendment, there are no further modifications or amendments to the Articles of Organization.

[signature page follows]

DATED effective as of December 28, 2011.

MANAGER:

LGI Homes Group, LLC,
a Texas limited liability company

By:	/s/ Eric Lipar
Name:	Eric Lipar
Its:	CEO